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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROPOSAL ONE: ELECTION OF DIRECTORS
PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2007
PROPOSAL THREE: APPROVE THE COMPANY’S ANNUAL INCENTIVE PLAN
PROPOSAL FOUR: APPROVE AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CODE OF REGULATIONS TO PERMIT THE COMPANY TO ISSUE SHARES WITHOUT PHYSICAL CERTIFICATES
EXECUTIVE COMPENSATION
OTHER INFORMATION

STONERIDGE, INC.
9400 East Market Street
Warren, Ohio 44484

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

We will hold the 2007 Annual Meeting of Shareholders of Stoneridge, Inc. on Monday, May 7, 2007, at 10:00 a.m. Eastern Time, at 761 Youngstown-Kingsville Road S.E., Vienna, Ohio 44473.

The purposes of the Annual Meeting are to consider and vote on the following matters:

1.	Election of eight directors, each for a term of one year;

2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007;

3.	A proposal to approve the adoption of the Annual Incentive Plan;

4.	A proposal to approve an amendment to the Company’s Code of Regulations; and

5.	Any other matters that properly come before the meeting.

Only shareholders of record at the close of business on March 23, 2007, are entitled to notice of and to vote at the meeting or any adjournment thereof. Shareholders are urged to complete, sign and date the enclosed proxy and return it in the enclosed envelope.

By order of the Board of Directors,

AVERY S. COHEN,
Secretary

Dated: April 9, 2007

YOUR VOTE IS IMPORTANT
PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY

STONERIDGE, INC.
PROXY STATEMENT

The Board of Directors of Stoneridge, Inc. (the “Company” or “Stoneridge”) is sending you this proxy statement to ask for your vote as a Stoneridge shareholder on certain matters to be voted on at the Annual Meeting of Shareholders. The Annual Meeting of Shareholders will be held on Monday, May 7, 2007, at 10:00 a.m. Eastern Time, at 761 Youngstown-Kingsville Road S.E., Vienna, Ohio 44473. The Board of Directors is mailing this proxy statement and the accompanying notice and proxy to you on or about April 9, 2007.

Annual Report

A copy of the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2006, is enclosed with this proxy statement.

Solicitation of Proxies

The Board of Directors is making this solicitation of proxies and will pay the cost of the solicitation. The Board of Directors has retained Georgeson Shareholder, at an estimated cost of $7,500, to assist the Company in the solicitation of proxies from brokers, nominees, institutions and individuals. In addition to solicitation of proxies by mail by Georgeson Shareholder, the Company’s employees may solicit proxies by telephone, facsimile or electronic mail.

Proxies; Revocation of Proxies

The shares represented by your proxy will be voted in accordance with the instructions as indicated on your proxy. In the absence of any such instructions, they will be voted to elect the director nominees set forth under “Election of Directors,” FOR the ratification of the independent public accountants, FOR the proposal to approve the adoption of the Annual Incentive Plan and FOR the amendment to the Code of Regulations. Your presence at the Annual Meeting of Shareholders, without more, will not revoke your proxy. However, you may revoke your proxy at any time before it has been exercised by signing and delivering a later-dated proxy or by giving notice to the Company in writing at the Company’s address indicated on the attached Notice of Annual Meeting of Shareholders or in open meeting.

Voting Eligibility

Only shareholders of record at the close of business on the record date, March 23, 2007, are entitled to receive notice of the Annual Meeting of Shareholders and to vote the common shares that they held on the record date at the meeting. On the record date, the Company’s voting securities outstanding consisted of 24,276,967 common shares, without par value, each of which is entitled to one vote on each matter properly brought before the meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table describes certain information regarding the beneficial ownership of the Company’s common shares as of February 16, 2007, by: (a) the Company’s directors; (b) each other person who is known by the Company to own beneficially more than 5% of the Company’s outstanding common shares; (c) the executive officers named in the Summary Compensation Table; and (d) the Company’s executive officers and directors as a group.

	Number of
	Shares	Percent
	Beneficially	of
Name of Beneficial Owner(1)	Owned	Class

C.M. Draime(2)	5,675,000	23.8%
Jeffrey P. Draime(3)	3,040,430	12.8
FMR Corp.(4)	2,000,406	8.4
Dimensional Fund Advisors, Inc.(5)	1,970,385	8.3
Wellington Management Group(6)	1,729,100	7.3
Earl L. Linehan(7)	298,679	1.3
John C. Corey(8)	290,811	1.2
Avery S. Cohen(9)	87,679	*
Sheldon J. Epstein(10)	74,871	*
Richard E. Cheney(11)	64,671	*
William M. Lasky(12)	22,100	*
Douglas C. Jacobs(13)	12,100	*
Kim Korth	—	*
Edward F. Mosel(14)	149,338	*
Thomas A. Beaver(15)	121,604	*
George E. Strickler(16)	83,847	*
Mark J. Tervalon(17)	61,650	*
All Executive Officers and Directors as a Group (16 persons)	4,424,230	18.6%

*	Less than 1%.

(1)	Unless otherwise indicated, the beneficial owner has sole voting and investment power over such shares.

(2)	Represents 5,650,000 common shares held in trust for the benefit of the estate of the late D.M. Draime, of which Mrs. C. M. Draime is trustee, and 25,000 common shares held by the Draime Family Foundation, a charitable foundation of which Mrs. Draime is a co-trustee. The address of C.M. Draime is C.M. Draime c/o Stoneridge, Inc., 9400 East Market Street, Warren, Ohio 44484.

(3)	Represents 1,010,595 common shares held in trust for the benefit of Jeffrey P. Draime, of which Mr. Draime is trustee, 1,964,735 common shares held in trust for the benefit of Draime family members, of which Mr. Draime is trustee, 25,000 common shares held by the Draime Family Foundation, a charitable foundation of which Mr. Draime is a co-trustee, 6,900 restricted common shares, which are subject to forfeiture, and 33,200 common shares owned by Mr. Draime directly. The address of Jeffrey P. Draime is 9400 East Market Street, Warren, Ohio 44484.

(4)	According to a Schedule 13G filed with the Securities and Exchange Commission (“SEC”) by FMR Corp., all common shares are owned by clients of FMR Corp., and FMR Corp. does not exercise sole or shared voting power over the 2,000,406 common shares set forth in the above table. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(5)	According to a Schedule 13G filed with the SEC by Dimensional Fund Advisors Inc., all common shares are owned by advisory clients of Dimensional Fund Advisors Inc. Dimensional Fund Advisors Inc. has disclaimed beneficial ownership of all such securities. The address of Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(6)	According to a Schedule 13G filed with the SEC by Wellington Management Company, LLP, all common shares are owned by clients of Wellington Management Company, LLP, and Wellington Management Company, LLP (i) does not exercise sole voting power over the 1,729,100 common shares set forth in the above table, (ii) exercises shared voting power over 1,010,000 common shares included in the above table, and (iii) exercises shared dispositive power over the 1,729,200 common shares set forth in the above table. The address of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109.

(7)	Represents 26,500 common shares that Mr. Linehan has the right to acquire upon the exercise of share options, 6,900 restricted common shares, which are subject to forfeiture, 150,000 common shares indirectly beneficially owned in a trust and 115,279 common shares owned by Mr. Linehan directly.

(8)	Represents 10,000 common shares that Mr. Corey has the right to acquire upon exercise of share options, 212,500 restricted common shares, which are subject to forfeiture, and 68,311 common shares owned by Mr. Corey directly.

(9)	Represents 26,500 common shares that Mr. Cohen has the right to acquire upon the exercise of share options, 6,900 restricted common shares, which are subject to forfeiture, and 54,279 common shares owned by Mr. Cohen directly.

(10)	Represents 1,500 common shares owned by Mr. Epstein’s wife, 26,500 common shares that Mr. Epstein has the right to acquire upon the exercise of share options, 6,900 restricted common shares, which are subject to forfeiture, and 39,971 common shares owned by Mr. Epstein directly.

(11)	Represents 500 common shares owned by Mr. Cheney’s wife, 26,500 common shares that Mr. Cheney has the right to acquire upon the exercise of share options, 6,900 restricted common shares, which are subject to forfeiture, and 30,771 common shares owned by Mr. Cheney directly.

(12)	Represents 10,000 common shares that Mr. Lasky has the right to acquire upon the exercise of share options, 6,900 restricted common shares, which are subject to forfeiture, and 5,200 common shares owned by Mr. Lasky directly.

(13)	Represents 6,900 restricted common shares, which are subject to forfeiture, and 5,200 common shares owned by Mr. Jacobs directly.

(14)	Represents 24,000 common shares that Mr. Mosel has the right to acquire upon the exercise of share options, 81,432 restricted common shares, which are subject to forfeiture, and 43,906 common shares owned by Mr. Mosel directly.

(15)	Represents 45,000 common shares that Mr. Beaver has the right to acquire upon the exercise of share options, 39,766 restricted common shares, which are subject to forfeiture, and 36,838 common shares owned by Mr. Beaver directly.

(16)	Represents 76,250 restricted common shares, which are subject to forfeiture, and 7,597 common shares owned by Mr. Strickler directly.

(17)	Represents 4,000 common shares that Mr. Tervalon has the right to acquire upon the exercise of share options, 47,891 restricted common shares, which are subject to forfeiture, and 9,759 common shares owned by Mr. Tervalon directly.

PROPOSAL ONE: ELECTION OF DIRECTORS

In accordance with the Company’s Code of Regulations, the number of directors has been fixed at ten. At the Annual Meeting of Shareholders, you will elect eight directors to hold office until the Company’s next Annual Meeting of Shareholders and until their successors are elected and qualified. The Board of Directors proposes that the nominees described below, all of whom are currently serving as directors, be elected to the Board of Directors. John C. Corey, the Company’s President and Chief Executive Officer, has an employment agreement with the Company, which provides that, during the term of the agreement, Mr. Corey shall be entitled to be nominated for election to the Board of Directors. At the Annual Meeting of Shareholders, the common shares represented by proxies, unless otherwise specified, will be voted for the election of the eight nominees hereinafter named. The proxies cannot be voted for a greater number of persons than the number of nominees named. Because the number of directors is currently fixed at ten, after the Annual Meeting of Shareholders there will be vacancies on the Board of Directors. The Nominating and Corporate Governance Committee retained a national search firm to recommend qualified persons to serve as directors for the Board of Directors to consider. The Board of Directors expects to appoint one new and independent person to fill a vacancy sometime after the Annual Meeting of Shareholders. If the vacancy is filled, the person filling it will serve as a director until the Annual Meeting of Shareholders in 2008.

The director nominees are identified in the following table. If for any reason any of the nominees is not a candidate when the election occurs (which is not expected), the Board of Directors expects that proxies will be voted for the election of a substitute nominee designated by the Board of Directors. The following information is furnished with respect to each person nominated for election as a director.

The Board of Directors recommends that you vote “FOR” the following nominees.

Nominees for Election at the Annual Meeting of Shareholders

			Expiration
		Period of	of Term
		Service as a	for Which
Name and Age	Principal Occupation	Director	Proposed

John C. Corey 59	President and Chief Executive Officer of the Company	2004 to date	2008
Avery S. Cohen 70	Partner, Baker & Hostetler LLP, a law firm	1988 to date	2008
Jeffrey P. Draime 40	Owner of Silent Productions, a concert promotions company, and Owner of QSL Columbus, QSL Dayton, a restaurant franchise	2005 to date	2008
Sheldon J. Epstein 68	Partner, Moss Adams LLP, an independent public accounting firm	1988 to date	2008
Douglas C. Jacobs 67	Executive Vice President-Finance and Chief Financial Officer of Brooklyn NY Holdings LLC, a privately held investment advisory company	2004 to date	2008
Kim Korth 52	President, IRN, Inc., an international automotive consulting firm	2006 to date	2008
William M. Lasky 59	Chairman of the Board of Directors of the Company	2004 to date	2008
Earl L. Linehan 65	President, Woodbrook Capital Inc., a venture capital and investment firm	1988 to date	2008

Each of the nominees for election as a director has engaged in the principal occupation or activity indicated for at least five years, except for the following:

Mr. Corey was the President and Chief Executive Officer of Safety Components International, a supplier of air bags and components, from October 2000 until January 2006. On January 16, 2006, Mr. Corey was appointed President and Chief Executive Officer of the Company.

Mr. Epstein was a managing member of the independent public accounting firm Epstein, Weber & Conover, PLC from January 2002 until December 2006.

Mr. Jacobs, a former partner of the accounting firm Arthur Andersen LLP, was Vice President-Finance, Chief Financial Officer and Treasurer of the Cleveland Browns from 1999 to 2001, when he became the organization’s Executive Vice President-Finance, Chief Financial Officer and Treasurer until December 2005. In January 2006, Mr. Jacobs became Executive Vice President-Finance and Chief Financial Officer of Brooklyn NY Holdings LLC, a privately held investment advisory company established to manage the assets of a family and family trust, including the Cleveland Browns.

Mr. Lasky served as Chairman, Chief Executive Officer and President of JLG Industries, Inc., a diversified construction and industrial equipment manufacturer, from January 2001 until December 2006.

Directorships.  Mr. Corey is a director and chairman of the board of directors of Haynes International (a producer of metal alloys). Mr. Jacobs is a director of Standard Pacific Corporation (a national residential home builder in southern California), serving as chairman of its audit committee and as a member of its nominating and corporate governance committee. Mr. Cheney is a director of Chattem, Inc. (a manufacturer and seller of health and beauty products) and The Rowe Companies (a home furnishings company) and is a member of the compensation committee of Chattem, Inc.

CORPORATE GOVERNANCE

Corporate Governance Documents and Committee Charters

The Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, Code of Ethics for Senior Financial Officers and the charters of the Board of Directors’ Compensation, Audit, and Nominating and Corporate Governance committees are posted on the Company’s website at www.stoneridge.com. Written copies of these documents are available to any shareholder upon request. Requests should be directed to Investor Relations at the Company’s address listed on the Notice of Annual Meeting of Shareholders.

Corporate Ethics Hotline

The Company established a corporate ethics hotline as part of the Company’s Whistleblower Policy and Procedures to allow persons to lodge complaints about accounting, auditing and internal control matters, and to allow an employee to lodge a concern, confidentially and anonymously, about any accounting and auditing matter. Information about lodging such complaints or making such concerns known is contained in the Company’s Whistleblower Policy and Procedures, which is posted on the Company’s website at www.stoneridge.com.

Director Independence

The New York Stock Exchange (“NYSE”) rules require listed companies to have a board of directors comprised of at least a majority of independent directors. Under the NYSE rules, a director qualifies as “independent” upon the affirmative determination by the Board of Directors that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board of Directors has determined that the following directors are independent:

Richard E. Cheney	Kim Korth
Sheldon J. Epstein	William M. Lasky
Douglas C. Jacobs	Earl L. Linehan

The Board of Directors has not adopted categorical standards of independence. In considering Mr. Linehan’s status as independent, the Board of Directors considered Mr. Linehan’s 11.81% limited partnership interest, and his 26.35% holdings of a 5% general partner, in Industrial Development Associates LP, a Maryland limited partnership real estate development company (“IDA”). Until December 29, 2006 the Company owned a 30% general partnership interest in IDA. The Company previously leased a facility from IDA. The last lease payment made to IDA was on or about March 31, 2004. The Board of Directors considered Mr. Linehan’s limited partnership interest in IDA and determined that it had not interfered with Mr. Linehan’s exercise of independent judgment as a director.

The Board of Directors

In 2006, the Board of Directors held eight meetings and took action by unanimous written consent on five occasions. The Company’s policy is that directors attend the Annual Meeting of Shareholders. All directors attended the 2006 Annual Meeting of Shareholders except Mr. Lasky. Mr. Lasky has been appointed as the presiding director by the non-management directors to preside at the executive sessions of the non-management and independent directors. It is the Board of Directors’ practice to have the non-management directors meet regularly in executive session and to have the independent directors meet at least once a year in executive session.

Committees of the Board

The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities. The committees are the Compensation Committee, the Audit Committee and the Nominating and Corporate Governance Committee. Each member of the Compensation, Audit and Nominating and Corporate Governance committees is independent as defined under the listing standards of the NYSE. The table below shows the composition of the Board’s committees:

Nominating and Corporate
Compensation Committee	Audit Committee	Governance Committee

Richard E. Cheney	Richard E. Cheney	Sheldon J. Epstein
Kim Korth	Sheldon J. Epstein*	William M. Lasky*
William M. Laksy	Douglas C. Jacobs	Earl L. Linehan
Earl L. Linehan*

*	Committee Chairperson

Compensation Committee

This committee held seven meetings during 2006. The Compensation Committee is responsible for establishing and reviewing our compensation philosophy and programs with respect to our executive officers, approving executive officer compensation and benefits and recommending to the Board the approval, amendment and termination of incentive compensation and equity based plans and certain other compensation matters, including director compensation. Recommendations regarding compensation of other officers are made to the Compensation Committee by our Chief Executive Officer. The Compensation Committee can exercise its discretion in modifying any amount presented by our Chief Executive Officer. The Compensation Committee regularly reviews tally sheets that detail the total compensation obligations to each of our executive officers. The Compensation Committee has retained Towers Perrin, an independent outside compensation consulting firm, to advise on all matters related to executive and director compensation. Specifically, Towers Perrin provides relevant market data, current trends in executive and director compensation and advice on program design. In accordance with its charter, the Compensation Committee may delegate power and authority as it deems appropriate for any purpose to a subcommittee of not fewer than two members.

Audit Committee

This committee held thirteen meetings during 2006. Information regarding the functions performed by the Audit Committee is set forth in the “Audit Committee Report,” included in this proxy statement. The Board of Directors has determined that each Audit Committee member is financially literate under the current listing standards of the NYSE. The Board of Directors also determined that Mr. Epstein qualifies as an “audit committee financial expert” as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002. In addition, under the Sarbanes-Oxley Act of 2002 and the NYSE rules mandated by the SEC, members of the audit committee must have no affiliation with the issuer, other than their Board seat, and receive no compensation in any capacity other than as a director or committee member. Each member of the Audit Committee meets this additional independence standard applicable to audit committee members of NYSE listed companies.

Nominating and Corporate Governance Committee

This committee held two meetings in 2006. The purpose of the Nominating and Corporate Governance Committee is to evaluate and recommend candidates for election as directors, make recommendations concerning the size and composition of the Board of Directors, develop and implement the Company’s corporate governance policies and assess the effectiveness of the Board of Directors.

Nominations Process

It is the policy of the Nominating and Corporate Governance Committee to consider individuals recommended by shareholders for membership on the Board of Directors. If a shareholder desires to recommend an individual for membership on the Board of Directors, then that shareholder must provide a written notice (the “Recommendation Notice”) to the Secretary of the Company at Stoneridge, Inc., 9400 East Market Street, Warren, Ohio 44484, on or before January 15 for consideration by this committee for that year’s election of directors at the Annual Meeting of Shareholders.

In addition, in order for a recommendation to be considered by the Nominating and Corporate Governance Committee, the Recommendation Notice must contain, at a minimum, the following: the name and address, as they appear on the Company’s books, and telephone number of the shareholder making the recommendation, including information on the number of common shares owned and date(s) acquired, and if such person is not a shareholder of record or if such shares are owned by an entity, reasonable evidence of such person’s ownership of such shares or such person’s authority to act on behalf of such entity; the full legal name, address and telephone number of the individual being recommended, together with a reasonably detailed description of the background, experience and qualifications of that individual; a written acknowledgment by the individual being recommended that he or she has consented to that recommendation and consents to the Company’s undertaking of an investigation into that individual’s background, experience and qualifications in the event that the committee desires to do so; any information not already provided about the person’s background, experience and qualifications necessary for the Company to prepare the disclosure required to be included in the Company’s proxy statement about the individual being recommended; the disclosure of any relationship of the individual being recommended with the Company or any of its subsidiaries or affiliates, whether direct or indirect; the disclosure of any relation of the individual being recommended with the shareholder, whether direct or indirect, and, if known to the shareholder, any material interest of such shareholder or individual being recommended in any proposals or other business to be presented at the Company’s Annual Meeting of Shareholders (or a statement to the effect that no material interest is known to such shareholder).

The Nominating and Corporate Governance Committee determines, and reviews with the Board of Directors on an annual basis, the desired skills and characteristics for directors as well as the composition of the Board of Directors as a whole. This assessment considers the directors’ qualifications and independence, as well as diversity, age, skill and experience in the context of the needs of the Board of Directors. At a minimum, directors should share the values of the Company and should possess the following characteristics: high personal and professional integrity; the ability to exercise sound business judgment; an inquiring mind; and the time available to devote to Board of Directors’ activities and the willingness to do so. In addition to the foregoing considerations, generally with respect to nominees recommended by shareholders, the committee will evaluate such recommended nominees considering the additional information regarding them contained in the Recommendation Notices. When seeking candidates for the Board of Directors, the committee may solicit suggestions from incumbent directors, management and third-party search firms. Ultimately, the Nominating and Corporate Governance Committee will recommend to the Board of Directors prospective nominees who the Nominating and Corporate Governance Committee believes will be effective, in conjunction with the other members of the Board of Directors, in collectively serving the long-term interests of the Company’s shareholders.

The Nominating and Corporate Governance Committee recommended to the Board of Directors each of the nominees identified in “Election of Directors” on page 4.

Compensation Committee Interlocks and Insider Participation

None of the members of the Board’s Compensation Committee has served as one of our officers or employees at any time. Additionally, no “Compensation Committee interlocks” existed during 2006.

Communications with the Board of Directors

The Board of Directors believes that it is important for interested parties to have a process to send communications to the Board of Directors. Accordingly, persons who wish to communicate with the Board of Directors may do so by sending a letter to the Secretary of the Company at Stoneridge, Inc., 9400 East Market Street, Warren, Ohio 44484. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters must identify the author and clearly state whether the intended recipients are all members of the Board of Directors or certain specified individual directors (such as the presiding director or non-management directors as a group). The Secretary will make copies of all such letters and circulate them to the appropriate director or directors. The directors are not spokespeople for the Company and responses or replies to any communication should not be expected.

Transactions with Related Persons

Hunters Square

The estate of the late D.M. Draime, former Chairman of the Board of Directors, is a 50% owner of Hunters Square, Inc. (“HSI”), an Ohio corporation, which owns Hunters Square, an office complex and shopping mall located in Warren, Ohio. The Company leases office space in Hunters Square. The Company pays all maintenance, tax and insurance costs related to the operation of the office. Lease payments made by the Company to HSI in 2006 were $342,000. The Company will continue to make lease payments as required under the lease agreement, which terminates in December 2009. The Company believes the terms of the lease are no less favorable to it than would be the terms of a third-party lease.

Industrial Development Associates Limited Partnership

Until December 29, 2006, the Company owned a 30% interest in Industrial Development Associates Limited Partnership, a Maryland limited partnership (“IDA”). Additionally, Earl L. Linehan, a director of the Company, owns an interest in IDA and owns approximately 26.3% of MI Holding Company, a Maryland corporation, which is a 5% general partner of IDA. IDA is a real estate development company of certain commercial properties in Mebane, North Carolina. The Company previously leased a facility from IDA. On December 29, 2006, the Company entered into a Partnership Interest Purchase Agreement (the “Purchase Agreement”) with Heritage Real Estate Fund V, LLC, a Maryland limited liability company (“Heritage”). Mr. Linehan is a member of Heritage, owning a 14.2% membership interest. Mr. Linehan is also a member of the Board of Directors of Heritage Properties, Inc., the managing member of Heritage. Pursuant to the Purchase Agreement, Stoneridge sold its 30% general partnership interest in IDA to Heritage for $1.1 million in cash. The sales price was determined by the average of two independent third-party appraisals.

Relationship with Counsel

Avery S. Cohen, one of the Company’s directors, is a partner in Baker & Hostetler LLP, a law firm, which has served as general outside counsel for the Company since 1993 and is expected to continue to do so in the future.

Draime Family

In 2006 members of the Draime family, including the wife and children of D.M. Draime, who was the Chairman of the Board until his death in July 2006 (such persons are also the mother, sister and brother of Jeffrey P. Draime, a director of the Company and D.M. Draime’s son) were permitted to use the Company’s airplane for personal travel. The dollar value of the Draime family’s personal use of the Company airplane in 2006, excluding D.M. Draime’s and Jeffrey P. Draime’s personal use which is disclosed in the Director Compensation table, was approximately $227,520. Pursuant to the Company’s recently adopted policy statement on related party transactions, all future personal use of the Company’s airplane must be arranged through the Company’s third-party air charter company, which will require the payment of its standard charter rates.

Review and Approval of Transactions with Related Persons

The Board adopted a written statement of policy with respect to related party transactions. Under the policy, a related party transaction is a transaction required to be disclosed pursuant to Item 404 of Regulation S-K or any other similar transaction involving the Company and the Company’s subsidiaries and any Company employee, officer, director, 5% shareholder or an immediate family member of any of the foregoing if the dollar amount of the transaction or series of transactions exceeds $25,000. A related party transaction will not be prohibited merely because it is required to be disclosed or because it involves related parties. Pursuant to the policy, such transactions are presented to the Nominating and Corporate Governance Committee for evaluation and approval by the committee, or if the committee elects, by the full Board of Directors. If the transaction is determined to involve a related party, the Nominating and Corporate Governance Committee will either approve or disapprove the proposed transaction. Under the policy, in order to be approved, the proposed transaction must be on terms that are fair to the Company and are comparable to market rates, where applicable.

PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS
THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR
ENDING DECEMBER 31, 2007

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm for the year ended December 31, 2007. Ernst & Young has been regularly engaged by us to audit our annual financial statements and to perform audit-related, tax and other services. Representatives of Ernst & Young are expected to be present at the Annual Meeting of Shareholders, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Board of Directors seeks an indication from shareholders of their approval or disapproval of the Audit Committee’s appointment of Ernst & Young as the Company’s independent registered public accounting firm for the 2007 fiscal year. The submission of this matter for approval by shareholders is not legally required. The Board of Directors, however, believes that the submission is an opportunity for the shareholders to provide feedback to the Board of Directors on an important issue of corporate governance. If the shareholders do not approve the appointment of Ernst & Young, the appointment of the Company’s independent registered public accounting firm will be re-evaluated by the Audit Committee but will not require the Audit Committee to appoint a different accounting firm.

The Board of Directors recommends that you vote “FOR” Proposal Two.

Service Fees Paid to the Independent Registered Public Accounting Firm

The following table sets forth the aggregate audit fees billed to the Company by Ernst & Young and fees paid to Ernst & Young in the other fee categories for the fiscal years ended December 31, 2006 and 2005. The Audit Committee has considered the scope and fee arrangements for all services provided by Ernst & Young, taking into account whether the provision of non-audit related services is compatible with maintaining Ernst & Young’s independence.

	2006	2005

Audit Fees	$1,646,111	$1,548,754
Audit Related Fees	3,000	31,310
Tax Fees	93,007	169,242
All Other Fees	21,764	44,276

Total	$1,763,882	$1,793,582

Audit Fees.  Audit fees include fees associated with the annual audit of the Company’s financial statements, the assessment of the Company’s internal control over financial reporting as integrated with the annual audit of the Company’s financial statements, the quarterly reviews of the financial statements included in the Company’s Form 10-Q filings, statutory audits and general assistance with the implementation of new regulatory pronouncements.

Audit-Related Fees.  Audit-related fees relate to audits of employee benefit plans.

Tax Fees.  Tax fees primarily relate to tax audits, tax compliance, tax consulting and both domestic and international tax planning.

All Other Fees.  All other fees relate to regulatory reviews.

Pre-Approval Policy

The Audit Committee’s policy is to approve in advance all audit and permitted non-audit services to be performed for the Company by its independent registered public accounting firm. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee also pre-approves particular services on a case-by-case basis. In accordance with the policy, the Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee. The Chairman may pre-approve services and then inform the Audit Committee at the next scheduled meeting.

All services provided by Ernst & Young during fiscal 2006, as noted in the table above, were authorized and approved by the Audit Committee in compliance with the pre-approval policies and procedures described previously. In connection with the audit of the 2006 financial statements, the Company entered into an engagement agreement with Ernst & Young which set forth the terms by which Ernst & Young will perform audit services for the Company. That agreement is subject to alternate dispute resolution procedures and an exclusion of punitive damages.

Audit Committee Report

In accordance with its written charter, the Audit Committee assists the Board of Directors in fulfilling its responsibility relating to corporate accounting, reporting practices of the Company, and the quality and integrity of the financial reports and other financial information provided by the Company to any governmental body or to the public. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles. The Audit Committee is comprised of three directors, all of whom are “independent” for audit committee purposes under the current listing standards of the NYSE.

In discharging its oversight responsibility as to the audit process, the Audit Committee reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2006, with the Company’s management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements. The Audit Committee reviewed with the Company’s independent registered public accounting firm, Ernst & Young, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90, “Communication with Audit Committees.” The Audit Committee also obtained a formal written statement from Ernst & Young that described all relationships between Ernst & Young and the Company that might bear on Ernst & Young’s independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committee,” as amended or supplemented. The Audit Committee discussed with Ernst & Young any relationships that might impact Ernst & Young’s objectivity and independence and satisfied itself as to Ernst & Young’s independence. The Audit Committee also considered whether the provision of non-audit services by Ernst & Young is compatible with maintaining Ernst & Young’s independence. Management has the responsibility for the preparation of the Company’s financial statements, and Ernst & Young has the responsibility for the examination of those statements.

The Audit Committee discussed with the Company’s internal auditor and Ernst & Young the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditor and Ernst & Young, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control, and the overall quality of the Company’s financial reporting.

Based on the above-referenced review and discussions with management, internal auditor and Ernst & Young, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the SEC.

The Audit Committee
Sheldon J. Epstein, Chairman
Richard E. Cheney
Douglas C. Jacobs

PROPOSAL THREE: APPROVE THE COMPANY’S ANNUAL INCENTIVE PLAN

Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), annual compensation in excess of $1 million paid to the Company’s chief executive officer and the four other highest paid executive officers (collectively, the “Covered Executives”) is not deductible by the Company for federal income tax purposes. However, “performance-based compensation” is exempt from the $1 million deduction limit. For compensation to qualify as “performance-based compensation” under Internal Revenue Code Section 162(m) certain conditions must be met, including shareholder approval of the material terms of the arrangement under which the compensation is paid. In addition, shareholders must reapprove the material terms every five years. Therefore, on October 30, 2006, the Board adopted a written Annual Incentive Plan (the “AIP”). The AIP provides that the executive officers and other key employees selected by the Compensation Committee are eligible to receive annual bonuses, payable in cash based on the level of attainment of Company and individual performance goals over one-year performance periods. The AIP is now being submitted for shareholder approval. The AIP is effective as of January 1, 2007; however, no awards granted for 2007 or later years to a Covered Executive will be settled until the shareholders of the Company have approved the Plan in a manner that satisfies the requirements of Section 162(m) of the Internal Revenue Code.

Vote Required for Approval

The affirmative vote of a majority of the votes cast in person or by proxy by shareholders represented and entitled to vote at the Annual Meeting of Shareholders is required for approval of the AIP. Broker nonvotes have the effect of a vote against the proposal to approve the AIP. No compensation will be paid under the AIP to Covered Executives if it is not approved by the shareholders. In the event that the AIP is not approved by shareholders, payments made to certain of the Company’s executive officers outside the AIP may not be deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code.

Summary of the Material Provisions of the AIP

Below is a summary of the significant terms of the AIP. The summary does not purport to be complete and is qualified in its entirety by reference to the full text of the AIP, a copy of which is attached as Appendix A to this proxy statement.

Purpose	To promote the growth, profitability and success of the Company by providing performance incentives for selected executive officers and key employees.

Administration of the AIP	The Compensation Committee (the “Committee”) will administer the AIP. The Committee will be comprised solely of “outside directors,” within the meaning of Internal Revenue Code Section 162(m), and NYSE independent directors. The Committee’s responsibilities pursuant to the AIP will include (i) selecting the participants; (ii) determining the date awards are to be made; (iii) determining whether performance goals and other payment criteria have been satisfied; (iv) determining when awards should be paid; and (v) determining whether the amount of awards should be reduced. The Committee also will have the powers necessary to administer the AIP, including the power to make rules and regulations, the power to interpret the AIP, and the power to delegate certain of its powers and responsibilities.

Eligible Persons	Officers and other key employees of the Company or its subsidiaries.

Awards	An award is an amount payable in cash to a participant if one or more performance objectives are met during the fiscal year, and if any other specified terms or conditions are satisfied. The Committee determines the amount of each award, the specific performance objectives that must be met for the award to be payable, and any other terms and conditions for the award.

Maximum Award	$2,000,000 per year to any employee who is selected to participate in the AIP.

Reduction and Increase of Awards	The Committee may reduce the amount payable to any participant and increase the amount payable to any participant who is not a Covered Executive. In the case of any Covered Executive, the Committee may not increase the amount an individual is eligible to receive as calculated on the basis of the level of Company performance under the pre-established performance objectives.

Establishment of Performance Objectives	The Committee will establish performance objectives for awards to Covered Executives from the list set out below. Except in the case of mid-year hires, the Committee must designate performance objectives for awards to Covered Executives in writing during the first 90 days of the fiscal year, while the attainment of each designated objective is still uncertain. Performance objectives for other participants may consist of any measure selected by the Committee in its discretion at any time.

Types of Performance Objectives	Performance objectives established by the Committee may be based on one or more of the following criteria: increase in net sales; pretax income before allocation of corporate overhead and bonus; operating profit; net working capital; earnings per share; net income; attainment of division, group or corporate financial goals; return on shareholders’ equity; return on assets; attainment of strategic and operational initiatives; attainment of one or more specific and measurable individual strategic goals; appreciation in or maintenance of the price of the Company’s common shares; increase in market share; gross profits; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; comparisons with various stock market indices; or reductions in costs.

Termination of Employment	A participant forfeits his award if he terminates his employment during the performance year or after the performance year but prior to payment for reasons other than death, disability or retirement. If a participant terminates employment during a fiscal year or after the performance year but prior to payment because of death, disability, or normal or early retirement, the Committee shall decide the amount which will be paid under the award, and when such payment will be made.

Amendment or Termination of the AIP	The Board of Directors may amend, modify or terminate the AIP in any manner at any time without the consent of any participant.

Term	No award may be granted for a performance year starting after December 31, 2011.

Shareholder Reapproval of the AIP	Since the AIP permits the Committee to change the targets under the performance goals from year to year, pursuant to regulations promulgated under Internal Revenue Code Section 162(m), the material terms of the performance objectives must be reapproved by the shareholders five years after initial shareholder approval is obtained in order to maintain the exemption from deductibility limits under Code Section 162(m).

The Board of Directors recommends that you vote “FOR” Proposal Three.

PROPOSAL FOUR: APPROVE AN AMENDMENT TO THE COMPANY’S AMENDED AND
RESTATED CODE OF REGULATIONS TO PERMIT THE COMPANY TO ISSUE SHARES WITHOUT PHYSICAL CERTIFICATES

The Board of Directors has approved, subject to the approval of the Company’s shareholders, an amendment to the Company’s Amended and Restated Code of Regulations (the equivalent of bylaws under Ohio corporate law) that would allow the Company to issue uncertificated shares. The full text of Article VII of the Code of Regulations reflecting this amendment is attached to this proxy statement as Appendix B. The following description of the amendment is qualified in its entirety by the reference to Appendix B.

Current Code of Regulations

Article VII of the Company’s Amended and Restated Code of Regulations currently requires the Company to issue physical certificates to each shareholder of record evidencing the shares owned by such shareholder. The current version of Article VII was consistent with the requirements of Ohio law when drafted. However, in view of changes in Ohio law and developments in technology and recordkeeping processes, as well as changes to the NYSE’s rules, the Board of Directors believes that the current requirements of the Code of Regulations are unduly restrictive, and that the Company should have the flexibility to issue uncertificated shares, and that such flexibility is necessary in order to ensure that the Company remains in compliance with NYSE rules.

Reason for and Effect of Proposed Amendment

On August 8, 2006, the NYSE received approval from the Securities and Exchange Commission for certain rules relating to direct registration system (“DRS”) eligibility of listed securities. The rules provide that the Company’s shares listed on the NYSE must be eligible for inclusion in a DRS by January 1, 2008. To be eligible for inclusion in a DRS, the Company must provide that its shares may be evidenced by records in the DRS without physical (paper) certificates evidencing those shares (“uncertificated shares”). Ohio law now permits the Company, subject to certain restrictions, to issue shares without issuing physical certificates to evidence those shares. Accordingly, the proposed amendment to Article VII of the Company’s Code of Regulations would permit the Company to issue such uncertificated shares to shareholders of record, while at the same time mandating that the Company must comply with all applicable legal requirements and the listing standards of the NYSE with respect to issuing shares.

The approval of the proposed amendment to Article VII of the Company’s Code of Regulations will not affect shareholders who choose to hold their shares in the Company through a brokerage or other account in “street name.” Once the Company begins to participate in DRS, under the current NYSE rules, such shareholders will have the option of continuing to hold their shares in the Company through a brokerage or other account in “street name” or holding the shares in their own name through the DRS.

If approved by the shareholders and implemented by the Company, the uncertificated share program would be administered by the Company’s transfer agent, currently National City Bank, through its participation in DRS. Under the DRS program, the transfer agent would maintain an electronic record of the name of the applicable shareholder of record and the number of shares owned. The transfer agent would also maintain systems and controls designed to track accurately the ownership of uncertificated shares by shareholders of record and, when directed by the shareholder or the Company (in the case of transactions for the Company’s own account or certain transaction under employee benefit plans), to provide for the transfer of such shares pursuant to those directions. Except as may otherwise be required by law, the rights and obligation of holders of uncertificated shares and holders of physical shares for a particular class and series of shares will be identical.

Although the Company has not currently determined when it will begin to participate in DRS, the Company will consider this issue from time to time. If the Company determines in the future that the cost savings, ease of administration, technical feasibility and shareholder acceptance of DRS justify the use of DRS, the Board of Directors may choose to participate in DRS in the future if the proposed amendment to Article VII of the Company’s Code of Regulations is approved.

Vote Required for Approval

The affirmative vote of a majority of the votes cast in person or by proxy by shareholders represented and entitled to vote at the Annual Meeting of Shareholders is required for approval of the proposed amendment to the Amended and Restated Code of Regulations. Broker nonvotes have the effect of a vote against the proposal.

The Board of Directors recommends that you vote “FOR” Proposal Four.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

Our Company’s compensation programs for executive officers are designed to attract, retain, motivate and reward talented executives who will advance our strategic, operational and financial objectives and thereby enhance shareholder value. The primary objectives of our compensation programs for executive officers are to:

•	Attract and retain executive officers by providing a compensation package that is competitive with that offered by similarly situated companies;

•	Create a compensation structure under which a substantial portion of total compensation is based on achievement of personal and corporate/division performance goals; and

•	Align total compensation with the objectives and strategies of our business and shareholders.

We have established a fundamental commitment to formulate the components of our compensation program under a “pay-for-performance” methodology. To this end, a substantial portion of our executive officers’ annual and long-term compensation is tied to quantifiable measures of the Company’s financial performance and specific goals established for each individual and therefore may not be earned if targeted performance is not achieved.

We have formulated the various components of our 2006 compensation payments and awards to meet our objectives as follows:

Type of Compensation	Objective Addressed

Base salary	Competitive compensation
Annual incentive awards	Competitive compensation and performance incentives
Equity based awards	Competitive compensation, retention and performance incentives

Mix of Compensation

Our executive compensation is based on our “pay-for-performance” philosophy, which emphasizes executive performance measures that correlate closely with the achievement of both shorter-term performance objectives and longer-term shareholder value. To this end, a substantial portion of our executive officers’ annual and long-term compensation is at-risk. The portion of compensation at-risk increases with the executive officer’s position level. This provides more upside potential and downside risk for more senior positions because these roles have greater influence on the performance of the Company as a whole.

Determination of Compensation

Based on the foregoing objectives, we have structured the Company’s executive officers’ compensation to provide adequate competitive compensation to attract and retain executive officers, to motivate them to achieve our strategic goals and to reward the executive officers for achieving such goals. The Compensation Committee (the “Committee”) has retained the services of Towers Perrin, an outside compensation consultant, to conduct annual reviews of our compensation program for the executive officers. Towers Perrin provides the Committee with market data and alternatives to consider when making compensation decisions for the Chief Executive Officer (“CEO”) and other executive officers. Additionally, recommendations and evaluations from the CEO are considered by the Committee when setting the compensation of the other executive officers. The annual evaluation of the CEO by the Board of Directors is considered by the Committee when establishing the compensation of the CEO.

Our executive officers receive two forms of annual compensation — base salary and annual incentive awards — which together with perquisites and other benefits constitute an executive officer’s total annual compensation. Please note that “total annual compensation,” as discussed in this Compensation Discussion and Analysis, differs from the “Total Compensation” column of the Summary Compensation Table on page 20, which includes long-term incentive and other forms of compensation valued on a basis consistent with financial statement reporting requirements. The levels of base salary and annual incentive awards for our executive officers are established annually under a program intended to maintain parity with the competitive market for executive officers in comparable positions. Our executive compensation levels are designed to be generally aligned with the 50th percentile of competitive market levels for each position.

When reviewing competitive market levels, we consider compensation data based on general industry data derived from Towers Perrin’s compensation database for base salary, annual incentive and long-term equity based incentive compensation. Because of the variance in size among the companies included in the database, regression analysis was used to adjust the compensation data for differences in company revenues. This adjusted value was used by the Committee as the basis of comparison of compensation for our executive officers in establishing 2006 compensation. In addition to this, the CEO compensation was compared to data from a group of peer companies. The Company reviews and recommends to the Committee, and the Committee approves, the selected companies included in the peer group analysis regularly to ensure it remains an appropriate benchmark for us. The peer group used for the compensation analysis is generally not the same as the peer group index in the Performance Graph included in the Annual Report to Shareholders.

With respect to the 2006 compensation of Messrs. Corey and Strickler, the Committee gave due consideration to the industry and peer group data described above in connection with negotiating compensation during discussions leading to their employment.

A significant percentage of total compensation is allocated to incentives as a result of the philosophy mentioned above. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the Committee reviews information provided by Towers Perrin to determine the appropriate level and mix of incentive compensation for each executive position.

Elements of Compensation

The principal elements of compensation of our executive officers are:

•	Base salary;

•	Annual cash incentive awards;

•	Long-term equity based incentive awards; and

•	Perquisites.

Although all executive officers are eligible to participate in the same compensation and benefit programs, our CEO is the only executive officer whose compensation is governed by an employment agreement. The terms of Mr. Corey’s employment agreement are described under “Employment Agreements; Severance and Consulting Agreements.”

Base Salaries

We use base salary as the foundation of our compensation program for our executive officers. The base salary is set at competitive market levels to attract and retain talented executive officers. Annual incentive and long-term equity based incentive compensation are determined as percentages of base salary. Base salary levels for our executive officers are set on the basis of the executive’s responsibilities and current competitive market data as discussed above. In each case, due consideration is given to personal factors, such as the individual’s experience, competencies, performance and contributions, and to external factors, such as salaries paid to similarly situated executive officers by like-sized companies. The Committee considers the evaluation and recommendation of the CEO in determining the base salary of the other executive officers. It is the intent of the Committee to approve all executive officer base salaries for the next calendar year at its December meeting to become effective January 1. However, for 2006 base salaries, the Committee approved the salaries at the February meeting, retroactive to January 1. Executive officers’ base salaries remain fixed throughout the year unless a promotion or other change in responsibilities occurs.

Annual Incentive Awards

Our executive officers participate in the Annual Incentive Plan (“AIP”) which provides for annual cash payments based on achievement of specific financial and personal goals. We strongly believe that a substantial portion of each executive’s overall compensation should be tied to quantifiable measures of financial performance. In February 2006, the Committee approved the Company’s 2006 AIP targets and metrics. The AIP targets are expressed as a percentage of the executive officer’s base salary and are typically established based on competitive market data for each position. The AIP targets for Messrs. Corey and Strickler for 2006 were established as part of their negotiated compensation package prior to employment. Included in the employment agreement of Mr. Corey is a guaranteed annual incentive payment of $250,000 for 2006. Because Mr. Corey’s achievement under the AIP exceeded $250,000 for 2006, the guaranteed portion is included in the “Bonus” column of the Summary Compensation Table and the remainder appears in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

The AIP is comprised of financial performance metrics and achievement of personal goals. The financial performance metrics portion was comprised of two elements: (1) operating profit — 50%; and (2) return on invested capital — 50%. The personal goals established were specific and measurable. Target performance levels were intended to be aggressive but achievable based on industry conditions known at the time they were established. The allocation between financial performance and personal performance differs based on the executive’s responsibilities. Our CEO, Chief Financial Officer and Chief Operating Officer (Mr. Mosel’s role during a portion of 2006) were measured on consolidated financial performance and personal performance, while the other executive officers were measured on consolidated financial performance, their respective business unit’s financial performance and personal performance. The following table indicates the 2006 target and the performance allocation for the following named executive officers:

	AIP Target	Consolidated	Business Unit
	(Percent of base	Financial	Financial	Personal
	salary)	Performance	Performance	Performance
John C. Corey	70%	70%	—	30%
George E. Strickler	45%	70%	—	30%
Edward F. Mosel	55%	70%	—	30%
Mark J. Tervalon	45%	60%	30%	10%
Thomas A. Beaver	45%	60%	30%	10%

For each performance element, specific levels of achievement for minimum, target and maximum were set. At target, 100% payout is achieved for each element of the plan; at maximum, 200% payout is achieved, while at minimum, 50% payout is achieved. Below the minimum target, no incentive compensation is earned. The AIP prorates incentive compensation earned between the minimum and maximum levels. The personal performance assessment of Mr. Corey was determined by the Committee. The personal performance assessment of each other executive officer was determined by Mr. Corey and recommended to the Committee. The payment of compensation under the 2006 plan was subject to our overall performance and appears in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Long-Term Equity Based Incentive Awards

Under the Company’s Long-Term Incentive Plan (“LTIP”), all executive officers may be granted share options, restricted common shares and other equity based awards. The Company believes that equity awards are a valuable motivation and retention tool and provide a long-term incentive to management. The Company has granted restricted common shares to executive officers since 2004. Prior to that, the Company had awarded share options as part of our incentive compensation programs. The determination of the number of restricted shares awarded is based on expected share value as a percentage of base salary. The percentages are representative of the competitive market data obtained during the annual compensation review process described above. The expected shares are subject to adjustment based on differences in the scope of the executive officer’s responsibilities, performance and ability. We believe that retaining talented executive officers is key to our business; therefore, we allocate 50% of the restricted share award to time-based restricted shares. The remaining 50% of the restricted share award is allocated to performance-based shares to incentivize performance.

Performance-Based Restricted Shares. We believe that linking restricted common share grants to performance ties our executive officers’ overall compensation to returns to shareholders, which aligns our executive officers’ interests with our shareholders’ interests. The performance-based restricted common shares granted to our executive officers are subject to forfeiture based on the Company’s actual earnings per share (“EPS”) performance over a three-year period when compared to minimum, target and maximum EPS amounts over the same period. For 2006, the performance period EPS was established from our budgeted EPS with an annual growth factor for years two and three and is intended to be aggressive but achievable based on industry conditions known at that time. Provided the executive officer remains employed, and depending on EPS performance, the amount of shares no longer subject to forfeiture prorates between minimum and maximum shares. The performance-based restricted common shares awarded in 2006 are included in the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns of the Grants of Plan-Based Awards table.

Time-Based Restricted Shares. The Company also views long-term equity based incentives as an important tool for retaining executive talent. If the executive officer remains an employee at the end of the vesting period, the time-based restricted common shares will vest and no longer be subject to forfeiture on that date. The time-based restricted common shares awarded in 2006 are included in the “All Other Stock Awards” column of the Grants of Plan-Based Awards table.

Timing of Grants. It is the intent of the Committee to approve the restricted common share grant awards at the first meeting of the year, typically held in February; however, for 2006, the grants were approved at the July meeting. Due to the changes at the executive management level that occurred at the beginning of 2006, the Committee determined that delaying the grant awards until a later meeting date was appropriate. As a general practice, restricted common share grant awards are approved only once a year unless a situation arises whereby a compensation package is approved for a newly hired or promoted executive officer and equity based compensation is a component.

Perquisites

The Company provides executive officers with perquisites the Company and the Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites provided to executive officers.

Perquisites that are provided to executive officers include an auto allowance, fully paid premiums for healthcare coverage and country club dues. In accordance with his employment agreement, Mr. Corey was provided with the use of the Company airplane between corporate headquarters and his residence until his relocation was complete. Incremental costs of the perquisites listed above for the named executive officers are included in the “All Other Compensation” column of the Summary Compensation Table.

Employment Agreements; Severance and Consulting Agreements

In early 2006, the Company entered into a negotiated employment agreement with Mr. Corey that provided for a base salary of $525,000, a guaranteed bonus for fiscal year 2006 of at least $250,000; participation in the annual incentive plan at a target of 70% of base salary; relocation benefits; a monthly car allowance; reimbursement of country club dues and a one-time initiation fee; reimbursement of Mr. Corey’s premium on his life insurance policy; participation in the Company’s customary benefit plans and reimbursement of out-of-pocket expenses not to exceed

$5,000 per covered family member on an annual basis. Mr. Corey was awarded 150,000 restricted common shares under the Company’s LTIP. One-fourth of these restricted common shares vested at date of hire and the remaining vest equally on January 16, 2007, 2008, and 2009.

In addition, if Mr. Corey is terminated by the Company without cause, the Company will be obligated to provide as severance the same compensation and benefits described below under “Termination and Change in Control Payments.”

The Company has not entered into employment agreements with any other named executive officer.

In February 2006, the Company entered into a Severance and Consulting Agreement with Mr. Pisani that provided for a one-time severance payment of $100,000 and consulting payments of $725,000, payable monthly over 18 months. Additionally, the Company agreed to reimburse Mr. Pisani for COBRA premiums for 18 months and to extend the exercise period on his outstanding share options for 18 months (except one option with an exercise price of $5.125 was only extended until December 31, 2006). The amounts that were paid to Mr. Pisani in accordance with this agreement during 2006 are included in the “All Other Compensation” column of the Summary Compensation Table.

Termination and Change in Control Payments

On January 6, 2006, the Board of Directors, in consultation with the Committee, approved a separate form of Change in Control Agreement (the “CIC Agreement”). The CIC Agreement is intended to serve the best interest of the Company’s shareholders by providing an incentive to attract talented executives and by providing an incentive to key officers to continue in their positions on an objective and impartial basis and without distraction, whether based on individual financial uncertainties or otherwise, or conflict of interest as a result of a possible or actual change in control of the Company.

The CIC Agreement is a “double trigger” agreement. In order for the executives to receive the payments and benefits set forth in the agreement, both of the following must occur:

•	a change in control of the Company; and

•	a termination of the executive’s employment by the Company without cause (or a voluntary termination by the executive under certain circumstances (i.e., reduction in duties, responsibilities or pay) that will be deemed to be a termination by the Company without cause) within two years of the change in control.

If both events listed above occur and the executive delivers a release to the Company, the Company will be obligated to provide the following to the executive:

•	two times the executive’s annual base salary, paid monthly over a 24-month period;

•	two times the executive’s average annual bonus, paid monthly over a 24-month period;

•	the executive’s annual bonus for the year of termination, prorated and paid in a lump sum; and

•	continued life and health insurance benefits for 24 months following termination.

The Company has entered into a separate CIC agreement, as described above, with each of the following named executive officers: John C. Corey, George E. Strickler, Edward F. Mosel, and Mark J. Tervalon.

The Company has entered into a change in control agreement with Thomas A. Beaver that guarantees the Company will pay to him two years of continued compensation (including bonuses) and benefits upon a change of control regardless of whether he remains employed by the Company. A change of control shall be deemed to have occurred if any shareholder or group of shareholders acquires more of the Company’s common shares than are owned by D.M. Draime and his direct descendants and trusts for the benefit of D.M. Draime and his direct descendants.

Upon a change in control as defined in the LTIP, the restricted common shares included on the Outstanding Equity Awards at Fiscal Year End table that are not performance-based vest and are no longer subject to forfeiture;

the performance-based restricted common shares included on the Outstanding Equity Awards at Fiscal Year End table vest and are no longer subject to forfeiture based on target achievement levels.

Deferred Compensation

Executive officers, as well as other key employees, may elect to have all or a portion of his or her base salary, annual incentive and equity based compensation deferred until a future date pursuant to the Stoneridge, Inc. Employees’ Deferred Compensation Plan. Employees may elect to defer receipt of the compensation for three or five years from the last day of the calendar year in which it was deferred or until the date the employee separates from service. Amounts related to deferred cash compensation earn interest at a rate equal to the prime rate plus one percentage point, compounded quarterly. Distributions of deferred compensation may be made in one lump sum payment, five equal, annual installments or ten equal, annual installments.

Summary Compensation Table

The following table provides information regarding the compensation of our Chief Executive Officers who held office during the fiscal year, our Chief Financial Officer and our three most highly compensated officers for 2006.

					Non-Equity
Name and				Stock	Incentive Plan	All Other
Principal Position	Year	Salary(1)	Bonus(2)	Awards(3)	Compensation(4)	Compensation(5)	Total

John C. Corey	2006	$505,527	$250,000	$793,735	$116,495	$234,174	$1,899,931
President & Chief Executive Officer
Gerald V. Pisani	2006	85,000	—	222,833	—	517,134	824,967
President & Chief Executive Officer(6)
George E. Strickler	2006	292,341	—	84,486	117,677	26,511	521,015
Executive Vice President & Chief Financial Officer
Edward F. Mosel	2006	330,000	—	132,119	129,269	18,389	609,777
Vice President & President of Control Devices Division
Mark J. Tervalon	2006	254,912	—	67,701	110,492	17,054	450,159
Vice President & President of Electronics Division
Thomas A. Beaver
Vice President of Global Sales & Systems Engineering	2006	260,000	—	61,708	137,046	17,662	476,416

(1)	Mr. Mosel elected to defer $60,380 of his 2006 salary and Mr. Tervalon elected to defer $8,833 of his 2006 salary.

(2)	Mr. Corey elected to defer 50% of his 2006 bonus.

(3)	The amounts included in the “Stock Awards” column represent the compensation cost recognized in 2006 related to non-option stock awards, as described in Statement of Financial Accounting Standards No. 123R (“SFAS 123R”). For a discussion of valuation assumptions, see Note 7 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2006. Please see the Grants of Plan Based Awards table for more information regarding the stock awards granted in 2006.

(4)	The amount shown for each named executive officer in the “Non-Equity Incentive Plan Compensation” column is attributable to an AIP award earned in fiscal year 2006, but paid in 2007. Messrs. Corey and Mosel have elected to defer 50% of their 2006 AIP award.

(5)	The amounts shown in the “All Other Compensation” column are attributable to the following:

• Mr. Corey: $72,636 for reimbursed relocation costs which includes a tax gross up of $30,017; $108,461 relating to personal use of the Company’s airplane based on the aggregate incremental cost of such use to the

Company; $14,400 for an auto allowance; $2,697 for 401(k) plan matching contributions; $6,600 for 401(k) safe harbor contributions; $23,956 for life insurance premiums which includes a tax gross up of $9,900; and $5,424 for perquisites and other personal benefits. The aggregate incremental cost of airplane use is determined on a per flight basis and includes the variable costs for repairs, maintenance, inspection costs, fuel, landing fees, trip related hangar and parking costs and pilot travel costs. Separate from the aggregate incremental costs disclosed in the table above, $15,220 (includes a tax gross up of $6,290) attributable to personal use of the Company’s airplane (as calculated in accordance with Internal Revenue Service guidelines) was included as compensation on Mr. Corey’s W-2 for 2006.

• Mr. Pisani: $100,000 severance payment; $402,778 consulting fees; $1,275 for 401(k) plan matching contributions; $2,550 for 401(k) safe harbor contributions; and $10,531 for perquisites and other personal benefits.

• Mr. Strickler: $9,000 for an auto allowance; $2,318 for 401(k) plan matching contributions; $6,600 for 401(k) safe harbor contributions; and $8,593 for perquisites and other personal benefits.

• Mr. Mosel: $3,075 for 401(k) plan matching contributions; $6,600 for 401(k) safe harbor contributions; and $8,714 for perquisites and other personal benefits.

• Mr. Tervalon: $3,867 for 401(k) plan matching contributions; $6,600 for 401(k) safe harbor contributions; and $6,587 for perquisites and other personal benefits.

• Mr. Beaver: $4,800 for an auto allowance; $3,075 for 401(k) plan matching contributions; $6,600 for 401(k) safe harbor contributions; and $3,187 for perquisites and other personal benefits.

(6)	Mr. Pisani served as President and Chief Executive Officer until January 9, 2006; he resigned as an employee on February 28, 2006.

Grants of Plan-Based Awards for Fiscal Year 2006

								All Other	Grant Date
								Stock Awards:	Fair Value
		Estimated Future Payouts Under			Estimated Future Payouts Under			Number of	of Stock
	Grant	Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			Shares of Stock	and Option
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units(3)	Awards(4)

John C. Corey	1/16/06							150,000	$1,027,500
	2/16/06	$177,355	$354,709	$709,418					n/a
	7/23/06				27,500	55,000	82,500	55,000	1,153,625
Gerald V. Pisani		—	—	—	—	—	—	—	—
George E. Strickler	1/11/06							10,000	70,200
	2/16/06	65,946	131,891	263,782					n/a
	7/23/06				13,750	27,500	41,250	27,500	576,813
Edward F. Mosel	2/16/06	90,750	181,500	363,000					n/a
	7/23/06				6,750	13,500	20,250	13,500	283,163
Mark J. Tervalon	2/16/06	57,355	114,710	229,420					n/a
	7/23/06				6,250	12,500	18,750	12,500	262,188
Thomas A. Beaver	2/16/06	58,500	117,000	234,000					n/a
	7/23/06				4,625	9,250	13,875	9,250	194,019

(1)	The amounts shown reflect awards granted under the Company’s 2006 AIP. In February 2006, the Committee approved target AIP awards expressed as a percentage of the executive officer’s 2006 base salary, and individual and company performance measures for the purpose of determining the amount paid out under the AIP for each executive officer for the year ended December 31, 2006. The amount shown in the “target” column represents the target percentage of each executive officer’s 2006 base salary. The amount shown in the “maximum” column represents the maximum amount payable under the AIP, which is 200% of the target amount shown. The amount shown in the “threshold” column represents the amount payable under the AIP if only the minimum level of company and personal performance is attained, which is 50% of the target amount shown. Please see Compensation Discussion and Analysis — Annual Incentive Plan for more information regarding the Company’s AIP awards and performance measures.

(2)	The amounts shown reflect grants of performance-based restricted shares (“PBRS”) under the Company’s LTIP. The amount of PBRS that vest and are no longer subject to forfeiture will be determined on the third anniversary of the date of grant based on cumulative earnings per share between January 1, 2006 and December 31, 2008. The amounts shown in the “target” column represent those shares of PBRS granted that will vest if performance targets are attained. Each amount shown in the “maximum” column represents the maximum amount of shares that will vest under each grant, which is 150% of the target shown. Each amount shown in the “threshold” column represents the minimum amount of shares that will vest under each grant if the minimum level of performance is attained, which is 50% of the target amount shown. Please see Compensation Discussion & Analysis — Long-Term Equity Based Incentive Awards for more information regarding the PBRS.

(3)	The amounts shown reflect grants of time-based restricted shares (“TBRS”) under the Company’s LTIP. Mr. Corey was awarded 150,000 TBRS at his date of hire; one-fourth of these TBRS vested immediately and the remaining TBRS vest equally on January 16, 2007, 2008 and 2009. Mr. Strickler was awarded 10,000 TBRS at his date of hire; these TBRS vest in equal installments on January 11, 2007, 2008, 2009 and 2010. The TBRS granted on 7/23/06 will vest and no longer be subject to forfeiture on the third anniversary of the date of grant.

(4)	The amounts shown represent the aggregate grant date fair value of the awards computed in accordance with SFAS 123R. For a discussion of valuation assumptions, see Note 7 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2006.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards			Stock Awards
									Equity
									Incentive Plan
							Equity Incentive		Awards: Market
	Number of						Plan Awards:		or Payout Value
	Securities			Number of		Market Value	Number of		of Unearned
	Underlying			Shares or Units		of Shares or	Unearned Shares,		Shares, Units or
	Unexercised	Option	Option	of Stock That		Units of Stock	Units or Other		Other Rights
	Options	Exercise	Expiration	Have Not		That Have Not	Rights That Have		That Have Not
Name	Exercisable	Price	Date	Vested		Vested(1)	Not Vested		Vested(1)

John C. Corey	10,000	$15.725	5/10/2014	112,500	(6)	$921,375	82,500	(9)	$675,675
				55,000	(7)	450,450
Gerald V. Pisani	100,000	17.50	8/31/2007
	15,000	7.82	8/31/2007
	40,000	7.925	8/31/2007
	40,000	10.385	8/31/2007
George E. Strickler	—	—	—	10,000	(5)	81,900	41,250	(9)	337,838
				27,500	(7)	225,225
Edward F. Mosel	2,000	5.125	1/9/2011	1,666	(2)	13,645	35,800	(8)	293,202
	2,000	14.72	4/15/2009	1,666	(3)	13,645	20,250	(9)	165,848
	10,000	7.925	2/8/2012	8,550	(4)	70,025
	10,000	10.385	2/4/2013	13,500	(7)	110,565
Mark J. Tervalon	4,000	10.385	2/4/2013	1,666	(2)	13,645	10,700	(8)	87,633
				4,275	(4)	35,012	18,750	(9)	153,563
				12,500	(7)	102,375
Thomas A. Beaver	3,000	5.125	1/9/2011	1,666	(2)	13,645	10,700	(8)	87,633
	2,000	14.72	4/15/2009	4,275	(4)	35,012	13,875	(9)	113,636
	20,000	7.925	2/8/2012	9,250	(7)	75,758
	20,000	10.385	2/4/2013

(1)	Based on the closing price of the Company’s common shares on December 29, 2006 ($8.19), as reported on the New York Stock Exchange.

(2)	Restricted shares vest on May 17, 2007.

(3)	Restricted shares vest on June 28, 2007.

(4)	Restricted shares vest in three equal installments on April 18, 2007, 2008 and 2009.

(5)	Restricted shares vest in four equal installments on January 11, 2007, 2008, 2009 and 2010.

(6)	Restricted shares vest in three equal installments on January 16, 2007, 2008 and 2009.

(7)	Restricted shares vest on July 23, 2009.

(8)	Performance shares vest on April 18, 2008 subject to achievement of specified financial performance metrics.

(9)	Performance shares vest on July 23, 2009 subject to achievement of specified financial performance metrics.

Option Exercises and Stock Vested for Fiscal Year 2006

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Name	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting

John C. Corey	—	—	37,500	$256,875
Gerald V. Pisani	59,000	$165,485	36,034	214,042
George E. Strickler	—	—	—	—
Edward F. Mosel	—	—	6,184	46,317
Mark J. Tervalon	—	—	3,092	23,100
Thomas A. Beaver	—	—	3,092	23,100

Nonqualifed Deferred Compensation for Fiscal Year 2006

Executive
	Contributions in	Aggregate Earnings	Aggregate Balance
Name	Last FY	in Last FY	at Last FYE

John C. Corey	—	—	—
Gerald V. Pisani	—	—	—
George E. Strickler	—	—	—
Edward F. Mosel	$60,380	$767	$61,147
Mark J. Tervalon	8,833	188	9,021
Thomas A. Beaver	—	—	—

Messrs. Mosel and Tervalon deferred a portion of their salaries during 2006 which is included in the Summary Compensation Table.

Directors’ Compensation

Cash Compensation

Each director who is not an employee of the Company receives a retainer of $35,000 per year for being a director, $1,000 for attending each meeting of the Board of Directors and $500 for each telephonic meeting of the Board of Directors. The non-executive Chairman receives twice the annual retainer and Board meeting fees of the other directors. There is no additional fee received for attending committee meetings unless such meeting takes place on a day other than the same day as a meeting of the Board of Directors, in which case committee members receive $1,000 for attending such meetings and $500 when the meetings are held telephonically. The Audit Committee chairman receives additional compensation of $7,500 per year and the Compensation Committee chairman receives additional compensation of $4,000 per year. Directors who are also employees of the Company are not paid any director’s fee. The Company reimburses out-of-pocket expenses incurred by all directors in connection with attending Board of Directors’ and committee meetings.

Equity Compensation

Pursuant to the Directors’ Restricted Shares Plan, non-employee directors are eligible to receive awards of restricted common shares. In 2006, each non-employee director who served on the Board of Directors was granted 6,900 restricted common shares. The restrictions for those shares will lapse on August 24, 2007.

Deferred Compensation

A non-employee director may elect to have all or a portion of his or her retainer fees, meeting fees and equity compensation deferred until a future date pursuant to the Stoneridge, Inc. Outside Directors’ Deferred Compensation Plan. Directors may elect to defer receipt of the compensation for three or five years from the last day of the calendar year in which it was deferred or until the date the Director separates from service with the Company. Amounts related to deferred cash compensation earn interest at a rate equal to the prime rate plus one percentage point, compounded quarterly. Distributions of deferred compensation may be made in one lump sum payment, five equal, annual installments or ten equal, annual installments.

Director Compensation Table

	Fees Earned	Stock	All Other
	or Paid	Awards	Compensation
Name	in Cash	(2)	(3)	Total

Richard E. Cheney	$48,500	$25,750	—	$74,250
Avery S. Cohen	50,000	25,750	—	75,750
John C. Corey(1)	1,458	—	—	1,458
D. M. Draime	—	—	$36,511	36,511
Jeffrey P. Draime	44,500	25,750	123,747	193,997
Sheldon J. Epstein	55,500	25,750	—	81,250
Douglas C. Jacobs	49,500	25,750	—	75,250
Kim Korth	7,992	—	—	7,992
William M. Lasky	54,992	25,750	—	80,742
Earl L. Linehan	51,000	25,750	—	76,750

(1)	John C. Corey served as a Director in 2006 until he accepted the position of President and Chief Executive Officer with the Company on January 16, 2006.

(2)	The amounts included in the “Stock Awards” column represent compensation costs recognized by the Company in 2006 related to non-option awards to directors, computed in accordance with SFAS 123R. For a discussion of the valuation assumptions, see Note 7 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2006. The grant date fair value of stock awards granted to each Director in 2006, computed in accordance with SFAS 123R, was $58,581.

(3)	The amounts included in the “All Other Compensation” column represent the aggregate incremental cost to the Company of personal use of the Company airplane. The aggregate incremental cost is determined on a per flight basis and includes the variable costs for repairs, maintenance, inspections, fuel, landing and storage fees, pilot-related travel costs and other miscellaneous variable costs and also includes tax deduction disallowance. A different value attributable to personal use of the Company airplane (as calculated in accordance with Internal Revenue Service guidelines) is included as compensation to the director, for which he is responsible for paying income taxes on such amount. Included on the W-2 of Mr. D.M. Draime was $19,535, and included on the Form 1099 to the estate of the late D.M. Draime was $22,511, for personal use of the Company airplane by Mr. D. M. Draime and certain other family members. Included on the Form 1099 of Mr. Jeffrey P. Draime was $16,674 for personal use of the Company airplane.

Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on the review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee
Earl L. Linehan, Chairman
Richard E. Cheney
Kim Korth
William M. Lasky

OTHER INFORMATION

Shareholders Proposals for 2008 Annual Meeting of Shareholders

Proposals of shareholders intended to be presented, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”), at the Company’s 2008 Annual Meeting of Shareholders must be received by the Company at Stoneridge, Inc., 9400 East Market Street, Warren, Ohio 44484, on or before December 12, 2007, for inclusion in the Company’s proxy statement and form of proxy relating to the 2008 Annual Meeting of Shareholders. In order for a shareholder’s proposal outside of Rule 14a-8 under the Exchange Act to be considered timely within the meaning of Rule 14a-4(c) of the Exchange Act, such proposal must be received by the Company at the address listed in the immediately preceding sentence not later than February 25, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and owners of more than 10% of the Company’s common shares, to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of the Company’s common shares and other equity securities. Executive officers, directors and owners of more than 10% of the common shares are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a).

To the Company’s knowledge, based solely on the Company’s review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 2006, all Section 16(a) filing requirements applicable to the Company’s executive officers, directors and greater-than-10% beneficial owners were complied with except for George E. Strickler, who inadvertently failed to file one Form 4 reporting one transaction on a timely basis.

Other Matters

If the enclosed proxy card is executed and returned to us, the persons named in it will vote the shares represented by that proxy at the meeting. The form of proxy permits specification of a vote for the election of directors as set forth under “Election of Directors” above, the withholding of authority to vote in the election of directors, or the withholding of authority to vote for one or more specified nominees. When a choice has been specified in the proxy, the common shares represented will be voted in accordance with that specification. If no specification is made, those common shares will be voted at the meeting to elect directors as set forth under “Election of Directors” above and FOR the proposals to ratify the appointment of Ernst & Young as the Company’s independent auditors for the year ending December 31, 2007, to approve the adoption of the AIP, and to approve the amendment to the Code of Regulations.

The holders of shares of a majority of the common shares outstanding on the record date, present in person or by proxy, shall constitute a quorum for the transaction of business to be considered at the Annual Meeting of Shareholders. Under Ohio law and the Company’s Amended and Restated Articles of Incorporation, as amended, broker non-votes and abstaining votes will not be counted in favor of or against any nominee but will be counted as present for purposes of determining whether a quorum has been achieved at the meeting and will, in effect, be votes against the aforementioned proposals. Director nominees who receive the greatest number of affirmative votes will be elected directors. The proposals to approve the ratification of Ernst & Young, the adoption of the AIP and the amendment to the Code of Regulations must receive the affirmative vote of a majority of the Company’s common shares present at the meeting. All other matters to be considered at the meeting require for approval the favorable vote of a majority of the common shares voted at the meeting in person or by proxy (or such different percentage as established by applicable law). If any other matter properly comes before the meeting, the persons named in the proxy will vote thereon in accordance with their judgment. The Company does not know of any other matter that will be presented for action at the meeting and the Company has not received any timely notice that any of the Company’s shareholders intend to present a proposal at the meeting.

By order of the Board of Directors,

AVERY S. COHEN,
Secretary

Dated: April 9, 2007

APPENDIX A

STONERIDGE, INC. ANNUAL INCENTIVE PLAN

Section 1.  Purpose

The purpose of the Stoneridge, Inc. (the “Company”) Annual Incentive Plan (the “Plan”) is to provide an opportunity to the Company’s (and the Company’s Subsidiaries’) officers and other key employees selected by the Committee (defined below) to earn annual incentive or bonus awards in order to motivate those persons to put forth maximum efforts toward the growth, profitability and success of the Company and its Subsidiaries (defined below) and to encourage such individuals to remain in the employ of the Company or a Subsidiary. Awards for participating employees under the Plan shall depend upon corporate and individual performance measures as determined by the Committee (defined below) for the Performance Year (defined below).

Section 2.  Definitions

In this Plan document, unless the context clearly indicates otherwise, words in the masculine gender shall be deemed to include a reference to the female gender, any term used in the singular also shall refer to the plural, and the following terms, when capitalized, shall have the meaning set forth in this Section 2:

(a) “Award” means a potential cash benefit payable or cash benefit paid to a person in accordance with the terms and conditions of the Plan.

(b) “Beneficiary” means the person or persons designated in writing by the Grantee as his or her beneficiary in respect of an Award; or, in the absence of an effective designation, or if the designated person or persons predecease the Grantee, the Grantee’s Beneficiary shall be the person or persons who acquire by bequest or inheritance the Grantee’s rights in respect of an Award. In order to be effective, a Grantee’s designation of a Beneficiary must be on file with the Company before the Grantee’s death. Any such designation may be revoked and a new designation substituted therefor at any time before the Grantee’s death.

(c) “Board of Directors” or “Board” means the Board of Directors of the Company.

(d) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(e) “Committee” means the Compensation Committee appointed by the Board for the purpose of administering the Plan. The Committee shall consist of three members of the Board of Directors each of whom shall qualify, at the time of appointment and thereafter, as an “outside director” within the meaning of Section 162(m) of the Code (or a successor provision of similar import), as in effect from time to time.

(f) “Company” means Stoneridge, Inc.

(g) “Covered Executive” means an individual who is determined by the Committee to be reasonably likely to be a “covered employee” under Section 162(m) of the Code as of the end of the Company’s taxable year for which an Award to the individual will be deductible and whose Award would exceed the deductibility limits under Section 162(m) if such Award is not Performance-Based Compensation.

(h) “Disability” or “Disabled” means having a total and permanent disability as defined in Section 22(e)(3) of the Code.

(i) “Grantee” means an officer or key employee of the Company or a Subsidiary to whom an Award has been granted under the Plan.

(j) “Performance Objective” means the goal or goals identified by the Committee that will result in an Award if the target for the Performance Year is satisfied.

(k) “Performance Year” means the then current fiscal year of the Company.

(l) “Performance-Based Compensation” means compensation that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code and the regulations thereunder.

(m) “Retirement” means voluntary resignation from the employ of the Company after reaching the age of 64 or as otherwise preapproved by the Committee.

(n) “Subsidiary” means a corporation, association, partnership, limited liability company, joint venture, business trust, organization, or business of which the Company directly or indirectly through one or more intermediaries owns at least fifty percent (50%) of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally in the election of directors or other managers of the entity.

Section 3.  Administration

(a) The Plan shall be administered by the Committee. The Committee shall have all the powers vested in it by the terms of the Plan, such powers to include authority (within the limitations described herein) to select the persons to be granted Awards under the Plan, to determine the time when Awards will be granted, to determine whether performance objectives and other conditions for earning Awards have been met, to determine whether Awards will be paid at the end of the Performance Year, and to determine whether an Award or payment of an Award should be reduced or eliminated. The Committee is authorized, subject to the remaining provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations and to take such action in connection with the Plan and any Awards granted hereunder as it deems necessary or advisable. All determinations and interpretations made by the Committee shall be binding and conclusive on all persons participating in the Plan and their legal representatives.

(b) The Committee may not delegate to any individual the authority to make determinations concerning that individual’s own Awards, or the Awards of any Covered Executive or any executive officer (as defined pursuant to the Securities Exchange Act of 1934). Except as provided in the preceding sentence, as to the selection of and grant of Awards to Grantees who are not Covered Executives or executive officers of the Company, the Committee may delegate its responsibilities to members of the Company’s management in a manner consistent with applicable law and provided that such participant’s compensation is not subject to the limitations of Section 162(m) of the Code. References herein to the Committee shall include any delegate described under this paragraph, except where the context or the regulations under Code Section 162(m) otherwise require.

(c) The Committee, or any person to whom it has delegated duties as described herein, may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan (including such legal or other counsel, consultants, and agents as it may deem desirable for the administration of the Plan) and may rely upon any opinion or computation received from any such counsel, consultant, or agent. Expenses incurred in the engagement of such counsel, consultant, or agent shall be paid by the Company.

Section 4.  Eligibility

The Committee may grant Awards under the Plan to such of the Company’s (and the Company’s Subsidiaries’) officers and key employees as it shall select for participation pursuant to Section 3 above.

Section 5.  Awards; Limitations on Awards

(a) Each Award granted under the Plan shall represent an amount payable in cash by the Company to the Grantee upon achievement of one or more of a combination of Performance Objectives in a Performance Year, subject to all other terms and conditions of the Plan and to such other terms and conditions as may be specified by the Committee. The grant of Awards under the Plan shall be evidenced by Award letters in a form approved by the Committee from time to time which shall contain the terms and conditions, as determined by the Committee, of a Grantee’s Award; provided, however, that in the event of any conflict between the provisions of the Plan and any Award letters, the provisions of the Plan shall prevail. An Award shall be determined by multiplying the Grantee’s target percentage of base salary with respect to a Performance Year by applicable factors and percentages based on the achievement of Performance Objectives, subject to the discretion of the Committee provided in Section 6 hereof.

(b) The maximum amount of an Award granted to any one Grantee in respect of a Performance Year shall not exceed $2.0 million. This maximum amount limitation shall be measured at the time of settlement of an Award under Section 7.

(c) Annual Performance Objectives shall be based on the performance of the Company, one or more of its Subsidiaries or affiliates, one or more of its units or divisions and/or the individual for the Performance Year. The Committee shall use one or more of the following business criteria to establish Performance Objectives for

Grantees: increase in net sales; pretax income before allocation of corporate overhead and bonus; operating profit; net working capital; earnings per share; net income; attainment of division, group or corporate financial goals; return on shareholders’ equity; return on assets; attainment of strategic and operational initiatives; attainment of one or more specific and measurable individual strategic goals; appreciation in or maintenance of the price of the Company’s common shares; increase in market share; gross profits; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; comparisons with various stock market indices; or reductions in costs. The Performance Objective for any Grantee shall be sufficiently specific that a third party having knowledge of the relevant facts could determine whether the objective is met; and the outcome under the Performance Objective shall be substantially uncertain when the Committee establishes the objective.

Section 6.  Grant of Awards

(a) The Committee shall grant Awards to any Grantees who are Covered Executives not later than 90 days after the commencement of the Performance Year. If a Covered Executive is initially employed by the Company or a Subsidiary after the beginning of a Performance Year, the Committee may grant an Award to that Covered Executive with respect to a period of service following the Covered Executive’s date of hire, provided that no more than twenty-five percent (25%) of the relevant service period has elapsed when the Committee grants the Award and the Performance Objective otherwise satisfies the requirements applicable to the Covered Executive. The Committee shall select Grantees other than Covered Executives for participation in the Plan and shall grant Awards to such Grantees at such times as the Committee may determine. In granting an Award, the Committee shall establish the terms of the Award, including the Performance Objective and the maximum amount that will be paid (subject to the limit in Section 5) if the Performance Objective is achieved. The Committee may establish different payment levels under an Award based on different levels of achievement under the Performance Objective.

(b) After the end of each Performance Year, the Committee shall determine the amount payable to each Grantee in settlement of the Grantee’s Award for the Performance Year. The Committee, in its discretion, may reduce the maximum payment established when the Award was granted, or may determine to make no payment under the Award. The Committee, in its discretion, may increase the amount payable under the Award (but not to an amount greater than the limit in Section 5) to a Grantee who is not a Covered Executive. The Committee shall certify in writing, in a manner conforming to applicable regulations under Section 162(m) of the Code, prior to the settlement of each Award granted to a Covered Executive, that the Performance Objectives and other material terms of the Award upon which settlement of the Award was conditioned have been satisfied.

(c) The Committee may adjust or modify Awards or terms of Awards (1) in recognition of unusual or nonrecurring events affecting the Company or any business unit, or the financial statements or results thereof, or in response to changes in applicable laws (including tax, disclosure, and other laws), regulations, accounting principles, or other circumstances deemed relevant by the Committee, (2) with respect to any Grantee whose position or duties with the Company change during a Performance Year, or (3) with respect to any person who first becomes a Grantee after the first day of the Performance Year; provided, however, that no adjustment to an Award granted to a Covered Executive shall be authorized or made if, and to the extent that, such authorization or the making of such adjustment would contravene the requirements applicable to Performance-Based Compensation.

Section 7.  Settlement of Awards

(a) Except as provided in this Section 7, each Grantee shall receive payment of a cash lump sum in settlement of his or her Award, in the amount determined in accordance with Section 6. Such payment shall be made on the fifteenth (15th) day of the third (3rd) month following the Performance Year. No Award to a Covered Executive for a Performance Year commencing after December 30, 2006, shall be settled until the shareholders of the Company have approved the Plan in a manner that satisfies the requirements of Section 162(m) of the Code.

(b) Each Grantee shall have the right to defer his or her receipt of part, or all, of any payment due in settlement of an Award under and in accordance with the terms and conditions of the Stoneridge, Inc. Employees’ Deferred Compensation Plan unless otherwise specified by the Committee. In the event that a Grantee exercises his or her right to defer under this Section 7(b), then any Award so deferred shall be subject to the terms and conditions of the Stoneridge, Inc. Employees’ Deferred Compensation Plan as of the date of such deferral election.

Section 8.  Termination of Employment

Except as otherwise provided in any written agreement between the Company and a Grantee, including but not limited to a deferral election under the Stoneridge, Inc. Deferred Compensation Plan, if a Grantee ceases to be employed by the Company after the beginning of a Performance Year, but prior to the date an Award is settled in accordance with Section 7, for any reason other than death, Disability, or Retirement, any Award for such Performance Year shall be forfeited. If such cessation of employment results from such Grantee’s death, Disability, or Retirement, the Committee shall determine, in its sole discretion and in such manner as it may deem reasonable, subject to Section 9, the extent to which the Performance Objectives for the Performance Year or portion thereof completed at the date of cessation of employment have been achieved, and the amount payable in settlement of the Award based on such determinations. The Committee may base such determination on the performance achieved for the full year, in which case its determination may be deferred until following the Performance Year. Such determinations shall be set forth in a written certification, as specified in Section 6. Such Grantee or his or her Beneficiary shall be entitled to receive a lump sum cash settlement of such Award at the earliest time such payment may be made without causing the payment to fail to be deductible by the Company under Section 162(m) of the Code.

Section 9.  Status of Awards Under Section 162(m)

It is the intent of the Company that Awards granted to Covered Executives for Performance Years commencing after December 30, 2006, shall constitute Performance-Based Compensation, if at the time of settlement the Grantee remains a Covered Executive. Accordingly, the Plan shall be interpreted in a manner consistent with Section 162(m) of the Code and the regulations thereunder. If any provision of the Plan relating to a Covered Executive or any Award letter evidencing such an Award to a Covered Executive does not comply with, or is inconsistent with, the provisions of Section 162(m)(4)(C) of the Code or the regulations thereunder (including Treasury Regulation § 1.162-27(e) or its succession provisions) for Performance-Based Compensation, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

Section 10.  Transferability

Awards and any other benefit payable under, or interest in, this Plan are not transferable by a Grantee except upon a Grantee’s death by will or the laws of descent and distribution, and shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any such attempted action shall be void.

Section 11.  Withholding

All payments relating to an Award, whether at settlement or resulting from any further deferral or issuance of an Award under another plan of the Company in settlement of the Award, shall be net of any amounts required to be withheld pursuant to applicable federal, state and local tax withholding requirements.

Section 12.  Tenure

A Grantee’s right, if any, to continue to serve the Company as a Covered Executive, officer, employee, or otherwise, shall not be enlarged or otherwise affected by his or her designation as a Grantee or any other event under the Plan.

Section 13.  No Rights to Participation or Settlement

Nothing in the Plan shall be deemed to give any eligible employee any right to participate in the Plan except upon determination of the Committee. Until the Committee has determined to settle an Award under Section 7, a Grantee’s selection to participate, the grant of an Award, and other events under the Plan shall not be construed as a commitment that any Award will be settled under the Plan. The foregoing notwithstanding, the Committee may authorize legal commitments with respect to Awards under the terms of an employment agreement or other agreement with a Grantee, to the extent of the Committee’s authority under the Plan, including commitments that limit the Committee’s future discretion under the Plan, but in all cases subject to Section 9.

Section 14.  Unfunded Plan

Grantees shall have no right, title, or interest whatsoever in or to any specific assets of the Company, or to any investments that the Company may make to aid in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Grantee, Beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company. The Company shall not be required to establish any special or separate fund, or to segregate any assets, to assure payment of such amounts. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

Section 15.  Other Compensatory Plans and Arrangements

Nothing in the Plan shall preclude any Grantee from participation in any other compensation or benefit plan of the Company or its Subsidiaries. The adoption of the Plan and the grant of Awards hereunder shall not preclude the Company or any Subsidiary from paying any other compensation apart from the Plan, including compensation for services or in respect of performance in a Performance Year for which an Award has been made. If an Award to a Covered Executive may not be settled under the terms of the Plan, however (for example, because the Covered Executive has not achieved the Performance Objective or because shareholders have not approved the Plan), neither the Company nor a Subsidiary may pay any part of the Award to the Covered Executive outside the Plan.

Section 16.  Duration, Amendment and Termination of Plan

No Award may be granted in respect of any Performance Year commencing after December 31, 2011 (if the Company’s 2011 fiscal year does not end on December 31 then for purposes of this sentence the actual date of the end of the Company’s 2011 fiscal year shall be substituted for December 31, 2011).

The Board may amend the Plan from time to time (either retroactively or prospectively), and may suspend or terminate the Plan at any time, provided that any such action shall be subject to shareholder approval if and to the extent required to ensure that compensation under the Plan will qualify as Performance-Based Compensation, or as otherwise may be required under applicable law.

Section 17.  Governing Law

The Plan, Awards granted hereunder, and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of Ohio (regardless of the law that might otherwise govern under applicable Ohio principles of conflict of laws).

Section 18.  Effective Date

The Plan shall be effective as of December 31, 2006; provided, however, that Awards to the Company’s officers granted for Performance Years commencing after December 30, 2006, shall be subject to approval of the shareholders of the Company at an annual meeting or any special meeting of shareholders of the Company before settlement of Awards granted to the Company’s officers for the year ending December 31, 2007, so that compensation will qualify as Performance-Based Compensation; provided, further, that the Company’s 2006 fiscal year ends on December 30, 2006 and any change to the Company’s fiscal year so that the Company’s fiscal year shall be set as the calendar year would mean that the Plan would be effective on January 1, 2007, instead of December 31, 2006. In addition, the Board may determine to submit the Plan to shareholders for reapproval at such time, if any, as may be required in order that compensation under the Plan shall qualify as Performance-Based Compensation.

APPENDIX B

The following is the full text of proposed Article VII of the Amended and Restated Code of Regulations of Stoneridge, Inc. (“Corporation”):

ARTICLE VII

Certificates for Shares; Uncertificated Shares

Section 1.  Form and Execution of Certificates.  Except as provided in Section 2, certificates for shares, certifying the number of fully paid shares owned, shall be issued to each shareholder in such form as shall be approved by the Board of Directors. Such certificates shall be signed by the president or a vice president and by the secretary or an assistant secretary or the treasurer or an assistant treasurer; provided, however, that if such certificates are countersigned by a transfer agent and/or registrar, the signatures of any of said officers and the seal of the Corporation upon such certificates may be facsimiles, engraved, stamped or printed. If any officer or officers, who shall have signed, or whose facsimile signature shall have been used, printed or stamped on any certificate or certificates for shares, shall cease to be such officer or officers, because of death, resignation or otherwise, before such certificate or certificates shall have been delivered by the Corporation, such certificate or certificates, if authenticated by the endorsement thereon of the signature of a transfer agent or registrar, shall nevertheless be conclusively deemed to have been adopted by the Corporation by the use and delivery thereof and shall be as effective in all respects as though signed by a duly elected, qualified and authorized officer or officers, and as though the person or persons who signed such certificate or certificates, or whose facsimile signature or signatures shall have been used thereon, had not ceased to be an officer or officers of the Corporation.

Section 2.  Uncertificated Shares.  In addition to Section 1 above, the Board of Directors may provide by resolution that some or all of any or all classes and series of shares of the Corporation shall be uncertificated shares, provided that the resolution shall not apply to shares represented by a certificate until the certificate is surrendered to the Corporation and the resolution shall not apply to a certificated security issued in exchange for an uncertificated security. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner of the shares a written notice containing the information that would be required to be set forth or stated on a share certificate in accordance with applicable law. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of certificates representing shares of the same class and series shall be identical.

Section 3.  Registration of Transfer.  The Board of Directors shall have authority to make such rules and regulations, not inconsistent with law, the Second Amended and Restated Articles of Incorporation or this Amended and Restated Code of Regulations, as it deems expedient concerning the issuance, transfer and registration of certificates for shares and the shares represented thereby and of uncertificated shares.

Section 4.  Lost, Destroyed or Stolen Certificates.  A new share certificate or certificates may be issued in place of any certificate theretofore issued by the Corporation which is alleged to have been lost, destroyed or wrongfully taken upon (a) the execution and delivery to the Corporation by the person claiming the certificate to have been lost, destroyed or wrongfully taken of an affidavit of that fact, specifying whether or not, at the time of such alleged loss, destruction or taking, the certificate was endorsed, and (b) the furnishing to the Corporation of indemnity and other assurances satisfactory to the Corporation and to all transfer agents and registrars of the class of shares represented by the certificate against any and all losses, damages, costs, expenses or liabilities to which they or any of them may be subjected by reason of the issue and delivery of such new certificate or certificates or in respect of the original certificate.

Section 5.  Registered Shareholders.  A person in whose name shares are of record on the books of the Corporation shall conclusively be deemed the unqualified owner and holder thereof for all purposes and to have capacity to exercise all rights of ownership. Neither the Corporation nor any transfer agent of the Corporation shall be bound to recognize any equitable interest in or claim to such shares on the part of any other person, whether disclosed upon such certificate or otherwise, nor shall they be obliged to see to the execution of any trust or obligation.

B-1

STONERIDGE, INC.
PROXY
     The undersigned hereby appoints John C. Corey, George E. Strickler and Avery S. Cohen, and each of them, attorneys and proxies of the undersigned, with full power of substitution, to attend the Annual Meeting of Shareholders of Stoneridge, Inc. to be held at 761 Youngstown-Kingsville Road S.E., Vienna, Ohio 44473, on Monday, May 7, 2007, at 10:00 a.m. Eastern Time, or any adjournment thereof, and to vote the number of common shares of Stoneridge, Inc. which the undersigned would be entitled to vote, and with all the power the undersigned would possess if personally present, as follows:
     1.       _________FOR (except as noted below), or _________WITHHOLD AUTHORITY to vote for, the following nominees for election as directors, each to serve until the next annual meeting of the shareholders and until his successor has been duly elected and qualified: Avery S. Cohen, John C. Corey, Jeffrey P. Draime, Sheldon J. Epstein, Douglas C. Jacobs, Kim Korth, William M. Lasky and Earl L. Linehan.
(INSTRUCTION: To withhold authority to vote for any particular nominee, write that nominee’s name on the line provided below.)

     2.       _________FOR, _________ABSTAIN, or _________AGAINST the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007
     3.       _________FOR, _________ABSTAIN, or _________AGAINST the proposal to approve the adoption of the Annual Incentive Plan.
     4.       _________FOR, _________ABSTAIN, or _________AGAINST the proposal to approve the amendment to the Code of Regulations.
     5.       On such other business as may properly come before the meeting.

The Proxies will vote as specified above, or if a choice is not specified, they will vote FOR the nominees listed in Item 1 and FOR the proposals listed in Items 2, 3 and 4.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY
Receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated April 9, 2007, is hereby acknowledged.

Dated	, 2007

Signature(s)

(Please sign exactly as your name or names appear hereon, indicating, where proper, official position or representative capacity.)